PHREESIA, INC.
INSIDER TRADING POLICY
Phreesia, Inc. and its subsidiaries (collectively, the “Company”) has adopted the following policy and procedures regarding trading in the Company’s securities and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to prevent the misuse of material nonpublic information, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand and comply with this Insider Trading Policy and applicable laws. We have appointed our General Counsel as our Compliance Officer (the “Compliance Officer”) to administer this Insider Trading Policy and to be available to answer your questions.

PART I. OVERVIEW
A.To Whom does this Insider Trading Policy Apply?
This Insider Trading Policy is applicable to all of the Company’s officers, members of the Company’s Board of Directors (each, a “Director”) and employees, and to certain contractors designated by the Compliance Officer, and applies to any and all transactions by such persons and their Affiliated Persons (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
In addition, all Directors, all executive officers (as defined by Section 16 of Securities Exchange Act of 1934, as amended (the “Exchange Act”)), all employees in the Company’s legal department, and all other employees and contractors informed of their status as an “Insider” (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as “Insiders”) must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”). Generally, the Trading Procedures establish trading windows outside of which such persons will be restricted from trading in the Company’s securities and also require the pre-clearance of certain transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Trading Procedures.
This Insider Trading Policy, including the applicable Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):
•your Family Members (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute (materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill));
•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities.
You are responsible for ensuring compliance with this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, by all of your Affiliated Persons.
This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which you leave the Company or
(2) the second trading day after any material nonpublic information known to you has become public or is no longer material.
B.What is Prohibited by this Insider Trading Policy?
1.General Prohibitions.
It is generally illegal for you and your Affiliated Persons to trade (buying or selling) in the securities of the Company, whether for your account or for the account of another, while in the possession of material nonpublic information (described in Part I, Section C below) about the Company. It is also generally illegal for you to disclose material nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”
When you know or are in possession of material nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:
•trading (whether for your account or for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material nonpublic information and certain other conditions are satisfied;

•giving trading advice of any kind about the Company, including recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities; and
•disclosing such material nonpublic information about the Company, whether positive or negative, to anyone else who might buy or sell a security or other financial instrument on the basis of that information (commonly known as “tipping”), whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping.
This Insider Trading Policy does not apply to: (1) transactions in mutual funds that are invested in Company securities; (2) transactions effected under pre-approved Rule 10b5-1 Plans, as described in Part II below; (3) an exercise of an employee stock option when payment of the exercise price is made in cash; or (4) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made in compliance with the Trading Procedures, if applicable.
This Insider Trading Policy does apply, however, to: the use of outstanding Company securities to pay part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
These prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.
2.Trading in Securities of Other Companies.
This Insider Trading Policy’s prohibitions against insider trading and tipping also apply to trading in securities of other companies, including the Company’s customers, suppliers, partners and other enterprises with which we are working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company).
Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information.
If your work regularly involves handling or discussing confidential information of one of our partners, suppliers or customers, you should consult with the Compliance Officer before trading in any of that company’s securities.
3.Special Restrictions – Prohibited and Discouraged Transactions. The following restrictions apply to all persons subject to this Insider Trading Policy:
•No Short Sales. You may not at any time sell any securities of the Company that are not owned by you at the time of the sale (a “short sale”).
•No Purchases or Sales of Derivative Securities or Hedging Transactions. You may not buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
•Standing and Limit Orders. The Company discourages placing standing or limit orders on Company securities (except standing and limit orders under approved Rule 10b5-1 Plans, as described below). If you determine that you must use a standing order or a limit order, the order should be limited to a short duration (two business days or less) and should otherwise comply with all applicable Trading Procedures set forth in Part II below.
4.No Trading During Event-Specific Trading Restriction Periods.
From time to time, an event may occur that is material to the Company and is known by only a few Directors, officers, employees and/or contractors. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade in Company securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgement of the Compliance Officer, designated persons should refrain from trading in Company securities even sooner than the typical Blackout Period described in the Trading Procedures below. In that situation, the Compliance Officer or their designee(s) may notify these persons that they should not trade in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. You will be notified if you are subject to an event-specific trading restriction period. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period. If an Insider requests preclearance of a trade during the pendency of an event-specific trading restriction period, the Compliance Officer or their designee(s) may reject the trading request without disclosing the reason. The Compliance Officer or their designee(s) will subsequently notify the Insider once the event-specific trading restriction period or extended Blackout Period has ended.
C.What is Material Nonpublic Information?
This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.
“Material” Information
Information about our Company or any other company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or potential investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company. We speak mostly in this Insider Trading Policy about determining whether information about our Company is material and nonpublic, but the same analysis applies to information about other companies that would preclude you from trading in their securities.
In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are examples of the types of information that could be material:
•projections of future earnings or losses, or other earnings guidance;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•a cybersecurity incident;
•significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies;

•bankruptcies or receiverships; and
•the imposition of an event-specific restriction on trading in the Company’s securities or the securities of another company or the extension or termination of such restriction.
By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.
The U.S. Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
“Nonpublic” Information
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access.
Before a person who possesses material nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information. A full trading day means a session of regular trading hours on the New York Stock Exchange (“NYSE”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.
For example, if the Company publicly discloses material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday. However, if the Company publicly discloses this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday.

D.What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends of insiders, and trading involving only a small number of shares.

The penalties for violating rules against insider trading can be severe and include:
•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of $2 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
E.How Do You Report a Violation of this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you believe that actions have taken place, may be taking place, or may be about to take place that violate this Insider Trading Policy or any federal or state laws governing insider trading (whether by you, any Director, officer or employee of the Company or other person subject to this Insider Trading Policy), you should immediately report the matter to the Company. Our whistleblower hotline number is 844-520-0002 and for French, 855-725-0002. An online reporting option is available at

lighthouse-services.com/Phreesia; and an email option at reports@lighthouse-services.com. You may also contact the Compliance Officer directly.
PART II. TRADING PROCEDURES
A.Special Trading Restrictions Applicable to Insiders
In addition to the restrictions on trading in Company securities set forth above, all Insiders and their Affiliated Persons are subject to the following special trading restrictions:
1.No Trading Except During Trading Windows.
The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly “open” trading windows, and then only after obtaining pre-clearance from the Compliance Officer or their designee(s) in accordance with the procedures set forth below. Unless otherwise advised, the four trading open windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 10th day before the end of the then-current quarter. In other words, Insiders may not trade in Company securities during four quarterly “Blackout Periods,” each beginning after the close of business on the 10th day before the end of each fiscal quarter and ending at market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings, as applicable. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) if granted a waiver in accordance with the procedure for granting waivers as described below.
2.Prohibited Insider Transactions.
In addition to the prohibited transactions set forth in Part I, Section B above, the following prohibitions apply to Insiders:
•No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.
•No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).
3.No Trading During Retirement Plan Blackout Periods.
If the Company adopts a policy to allow ownership of Company stock in the Company’s 401(k) or other retirement plan, then no Insider may trade in any Company securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Compliance Officer or their designee(s).
4.Pre-Clearance Procedures for Insiders.
No Insider may trade in Company securities, including during an open trading window, unless the trade has been approved by the Compliance Officer or their designee(s) in accordance with the procedures set forth below. The Compliance Officer or their designee(s) will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. In reviewing trading requests, the Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for their own trades from the Chief Financial Officer.
a)Procedures. No Insider may trade in Company securities until:
•The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Pre-Clearance Form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Pre-Clearance Form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
•The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material nonpublic information concerning the Company;
•The Insider has informed the Compliance Officer, using the Pre-Clearance Form attached hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•The Compliance Officer or their designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.
b)Additional Information.
Insiders shall provide to the Compliance Officer or their designee(s) any documentation reasonably requested by the Compliance Officer or their designee(s) in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer or their designee(s).
c)Notification to Brokers of Insider Status.
Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (i) the Insider is subject to Section 16; (ii) the broker shall confirm that any trade by the Insider or any of their Affiliate Persons has been precleared by the Company; and (iii) the broker is to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.
d)No Obligation to Approve Trades.
The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer or their designee(s) to approve any trade requested by an Insider. The Compliance Officer or their designee(s) may reject any trading request at their sole discretion.
e)Completion of Trades.
After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer or their designee(s), (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material nonpublic information.
f)Post-Trade Reporting by Section 16 Insiders.
Any transactions in the Company’s securities by a Director or an executive officer (as defined by Section 16 of the Exchange Act (any such directors or executive officers, a “Section 16 Insider”)) (including gifts and transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer in writing on the same day in which such a transaction occurs. Each report a Section 16 Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and name of the broker-dealer through which the transaction was effected. For stock option exercises, such report should identify the specific option exercised. This reporting requirement may be satisfied by sending (or having such Section 16 Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date.
Compliance by Section 16 Insiders with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of
Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
B.Exemptions
1.Pre-Approved Rule 10b5-1 Plan.
Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows (including event-specific trading restriction periods, unless otherwise specified by the Compliance Officer or their designee(s)), retirement plan blackout periods or pre-clearance procedures, and Insiders are not required to complete a Pre- Clearance Form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material nonpublic information.
The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities, which is available on the Company’s Employee Resources site or from the Company’s Legal Department.
2.Employee Benefit Plans.
Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Section 16 Insiders must comply with the post- trade reporting requirement described in Part II, Section A.4.f above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2019 Employee Stock Purchase Plan.

However, no Insider may: (a) elect to participate in the plan or alter such Insider’s instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.
3.Gifts.
No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Insider can sell. In addition, such transactions by Section 16 Insiders remain subject to the post-trade reporting requirements set forth in Part II, Section A.4.f above.
C.Waivers
A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Compliance Officer or their designee, and any such waiver shall be reported to the Company’s Board of Directors.
PART III. ACKNOWLEDGEMENT
This Insider Trading Policy will be available on the Company’s internal website, made available to all persons subject to this Insider Trading Policy upon adoption, and to all new other persons subject to this Insider Trading Policy at the start of their employment or relationship with the Company. Upon receiving a copy of this Insider Trading Policy, each such person must sign an acknowledgement, in substantially the form attached hereto as Exhibit B, that such individual has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment may be signed electronically and must be returned within ten (10) days of receipt to legal@phreesia.com or as otherwise requested by the Company.
All Directors, officers, employees and designated contractors will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or their designee.
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Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

Initially adopted June 5, 2019.
Amendments adopted and approved by the Board of Directors of the Company on October 12, 2022.
Additional Amendments adopted and approved by the Board of Directors on the Company on March 21, 2023.